January 29, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549
Attention: Ms. Paula Dubberly

Partners First Receivables Funding
   Corporation
900 Elkridge Landing Road
Linthicum, MD 21090
Attention: Terence Browne

Re:   Partners First Receivables Funding Corporation
      Registration Statement on Form S-3
      File No. 333-29495 (the "Registration Statement")

Dear Ms. Dubberly:

      In accordance with Section 11(b)(1) of the Securities Act of 1933, as amended, the undersigned hereby informs the Securities and Exchange Commission (the "Com mission") that the undersigned has resigned as Secretary and Treasurer of Partners First Receivables Funding Corporation (formerly known as Credit Card Receivables Funding Corporation), effective as of January 29, 1998.

      The undersigned also hereby informs the Commission that the undersigned will not be responsible for any part of the Registration Statement which, as of the date such part becomes effective, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

      In connection with the foregoing, the undersigned notes that no part of the Registration Statement has become effective as of the date hereof.

                                    Very truly yours,

                                    /s/ Rhanna Kidwell
                                    ----------------------------
                                    Rhanna Kidwell